                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 22, 2004

Contact:    John Breed
            Director, Media and Government Relations
            (713) 209-8835


               COOPER INDUSTRIES REPORTS A 33 PERCENT INCREASE IN
                        FIRST-QUARTER PER-SHARE EARNINGS

                  Company Raises Earnings Outlook for the Year

HOUSTON, TX, April 22, 2004 - Cooper Industries, Ltd. (NYSE:CBE) today reported first-quarter earnings of $.81 per share (diluted), a 33 percent increase compared with $.61 per share for last year's first quarter. Revenues rose 11 percent in the 2004 first quarter to $1.06 billion, compared with $957.8 million for the same period last year. Operating earnings for the first quarter 2004 were $114.2 million, a 26 percent increase over the first quarter of 2003. Net income for the 2004 first quarter was $77.7 million compared with $56.6 million in the 2003 first quarter.

      "We are very pleased with our results for the first quarter, which exceeded even our most recent projections for the period," said H. John Riley, Jr., chairman, president and chief executive officer. "Some of this performance was due to improved conditions in several of the markets we serve. However, improved markets are not the sole answer for our strong first-quarter results; our performance clearly reflects a continuing improvement in the Company's fundamental operational strengths.

      "During the quarter, we achieved gains in all of our key performance improvement metrics: sales, margins, earnings and cash flow. We also repurchased approximately two million shares of common stock for roughly $110 million, and completed the acquisition of a complementary lighting product line for approximately $10 million, Cooper's first acquisition since late 2000. Even considering these actions, the Company's balance sheet and financial flexibility remained very strong, with a debt-to-total-capitalization ratio net of cash at March 31, 2004, of 31.6 percent,


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significantly better than 37.5 percent at the same time last year. Free cash flow for the first quarter 2004 was $49.4 million, an improvement of $75.2 million over last year's first quarter.

      "We are off to a very good start for 2004, and we are progressing nicely with the execution of our key initiatives to improve productivity, reduce costs, generate excess cash and grow our businesses globally," continued Riley. "We are confident that our strategy and disciplined management style will continue to deliver solid results over the balance of the year."

                                 SEGMENT RESULTS

      Cooper's ELECTRICAL PRODUCTS segment reported first-quarter 2004 revenues of $890.7 million, an 11 percent increase from the $804.2 million reported for last year's first quarter. Excluding the impact of favorable currency translation, revenues grew 8 percent in the first quarter. Segment operating earnings were $120.8 million, up 20 percent compared with $100.3 million for the same period last year. Segment operating margins improved to 13.6 percent in the 2004 first quarter compared with 12.5 percent for the first quarter of 2003.

      All of Cooper's Electrical Products businesses experienced real revenue growth during the quarter. Retail channel sales were very strong during the period, accounting for about one-third of the quarter's incremental revenue growth and positively impacting sales in both the Company's lighting and wiring devices businesses. Continued strong residential construction and improving industrial and electronic markets as well as new product introductions and the Company's key market penetration programs bolstered sales of Cooper's hazardous-duty, circuit protection and support systems products. Increased maintenance spending by utilities resulted in revenue gains in Cooper's power transmission and distribution equipment business. Cooper's European lighting and security businesses benefited from new product introductions and improved penetration of European industrial markets.

      First-quarter 2004 revenues in the TOOLS AND HARDWARE segment grew 13 percent to $173.9 million compared with $153.6 million in the same period last year. Excluding the impact of favorable currency translation, core revenues increased over 7 percent. Segment operating earnings for the 2004 first quarter rose to $11.8 million from $6.5 million in the prior year's first quarter. Return on sales for the segment in the quarter was 6.8 percent, up from 4.2 percent in the 2003 first quarter.


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      Here again, gains in Tools and Hardware segment revenues were driven by improved industrial markets, strong retail channel sales and new product introductions. These gains were partially offset by lower shipments of assembly equipment to the worldwide automotive industry.

                                     OUTLOOK

      "As we enter the second quarter, we are encouraged by what we see as signs of an improving economy both here in North America and on a global basis," said Riley. "It remains to be seen, however, if this momentum does indeed foretell a broad-based recovery that will continue throughout the balance of the year. We are mindful of the increasing pressure of rising commodity prices as well as the threat of possible increases in interest rates, and the potential impact these measures may have on our performance going forward.

      "Despite this, we are seeing positive commercial dynamics both inside and outside our businesses," said Riley. "As a result, we expect second-quarter 2004 earnings to be in the range of $.82 to $.87 per share, and we are increasing our earnings outlook for all of 2004 to a range of $3.25 to $3.40 per share."

      Cooper Industries, Ltd., with 2003 revenues of $4.1 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company's administrative headquarters are in Houston, Texas. Cooper has more than 27,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit the Company's Internet site, www.cooperindustries.com.

      Comparisons of 2004 and 2003 first-quarter results appear on the following pages.

      Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company's earnings outlook and revenue growth. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company's products; 2) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to

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be initiated in the near future; 3) the successful implementation of the
Company's strategic initiatives; 4) changes in the tax laws, tax treaties or tax regulations; 5) the timing and amount of share repurchases by the Company; and
6) the resolution of potential liability exposure resulting from Federal-Mogul Corporation's bankruptcy filing.

      Cooper will hold a conference call at 12:00 p.m. (Eastern) today to provide shareholders and other interested parties an overview of the Company's first-quarter 2004 performance. Those interested in hearing the conference call may listen via telephone by dialing (800) 706-6239, or over the Internet through the Investor Center section of the Company's Internet site, using the "Management Presentations" link. International callers should dial (706) 679-0660. No confirmation or pass code will be needed for the live briefing by telephone. Cooper suggests that listeners using the Internet option should access the Company's Internet site well in advance of the webcast to download and install any necessary audio software.

      A replay briefing will be available by telephone until 11:00 p.m. (Eastern) on April 28, 2004, and over the Internet through May 5, 2004. The telephone number to access the replay is (800) 642-1687, and the access code number is 6601153. International callers should dial (706) 645-9291 and use the same access code to hear the replay.

      The call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company's Internet site under the heading "Management Presentations."

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                       CONSOLIDATED RESULTS OF OPERATIONS

                                         Quarter Ended March 31,
                                         -----------------------
                                           2004           2003
                                           ----           ----
                                       (in millions where applicable)
Revenues                                 $ 1,064.6      $   957.8

Cost of sales                                742.0          674.7
Selling and administrative expenses          208.4          192.3
                                         ---------      ---------
Operating earnings                           114.2           90.8

Interest expense, net                         17.1           20.1
                                         ---------      ---------

   Income before income taxes                 97.1           70.7
Income taxes                                  19.4           14.1
                                         ---------      ---------
   Net income                            $    77.7      $    56.6
                                         =========      =========

Net Income Per Common Share:
   Basic                                 $     .83      $     .62
                                         =========      =========
   Diluted                               $     .81      $     .61
                                         =========      =========
Shares Utilized in Computation
   of Income Per Common Share:
      Basic                           93.5 MILLION   92.0 million

      Diluted                         95.7 MILLION   92.4 million

                             PERCENTAGE OF REVENUES

                                                        Quarter Ended March 31,
                                                        -----------------------
                                                           2004         2003
                                                           ----         ----
Revenues                                                    100.0%     100.0%
Cost of sales                                                69.7%      70.4%
Selling and administrative expenses                          19.6%      20.1%
Operating earnings                                           10.7%       9.5%
Income before income taxes                                    9.1%       7.4%
Net income                                                    7.3%       5.9%


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                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)
              ADDITIONAL INFORMATION FOR THE QUARTER ENDED MARCH 31
                               SEGMENT INFORMATION

                                            Quarter Ended March 31,
                                            -----------------------
                                               2004          2003
                                               ----          ----
                                                 (in millions)
Revenues:
   Electrical Products                      $  890.7      $  804.2
   Tools & Hardware                            173.9         153.6
                                            --------      --------
      Total                                 $1,064.6      $  957.8
                                            ========      ========

Segment Operating Earnings:
   Electrical Products                      $  120.8      $  100.3
   Tools & Hardware                             11.8           6.5
                                            --------      --------
      Total Segment Operating Earnings         132.6         106.8

General Corporate Expense                       18.4          16.0
Interest expense, net                           17.1          20.1
                                            --------      --------
Income before income taxes                  $   97.1      $   70.7
                                            ========      ========


                                                      Quarter Ended March 31,
                                                      -----------------------
                                                          2004          2003
                                                          ----          ----
Return on Sales:
   Electrical Products                                      13.6%       12.5%
   Tools & Hardware                                          6.8%        4.2%
      Total Segments                                        12.5%       11.2%






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                           CONSOLIDATED BALANCE SHEETS
                                  (PRELIMINARY)

                                                       March 31,      Dec. 31,
                                                          2004          2003
                                                          ----          ----
                                                           (in millions)

ASSETS

Cash and cash equivalents                              $  374.7       $  463.7
Receivables                                               784.8          738.6
Inventories                                               570.0          552.0
Deferred income taxes and other assets                    181.8          206.5
                                                       --------       --------
   Total current assets                                 1,911.3        1,960.8
                                                       --------       --------
Property, plant and equipment,
 less accumulated depreciation                            699.4          711.4

Goodwill                                                2,079.9        2,056.6
Deferred income taxes and other noncurrent assets         227.9          236.5
                                                       --------       --------
   Total assets                                        $4,918.5       $4,965.3
                                                       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt                                        $    6.5       $    6.2
Accounts payable                                          355.9          329.1
Accrued liabilities                                       402.3          433.7
Accrual for discontinued operations                       230.5          252.5
Current maturities of long-term debt                        0.4            0.4
                                                       --------       --------
   Total current liabilities                              995.6        1,021.9
                                                       --------       --------
Long-term debt                                          1,336.7        1,336.7
Postretirement benefits other than pensions               179.4          181.1
Other long-term liabilities                               311.3          307.4
                                                       --------       --------
   Total liabilities                                    2,823.0        2,847.1
                                                       --------       --------
Common stock                                                0.9            0.9
Capital in excess of par value                            434.2          518.0
Retained earnings                                       1,807.6        1,762.8
Accumulated other nonowner changes in equity             (147.2)        (163.5)
                                                       --------       --------
   Total shareholders' equity                           2,095.5        2,118.2
                                                       --------       --------
   Total liabilities and shareholders' equity          $4,918.5       $4,965.3
                                                       ========       ========

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                     RATIOS OF DEBT TO TOTAL CAPITALIZATION
                      AND NET DEBT TO TOTAL CAPITALIZATION
                                  (PRELIMINARY)

                                                March 31,      Dec. 31,
                                                  2004           2003
                                                  ----           ----
                                             (in millions where applicable)
Short-term debt                                 $    6.5        $    6.2
Current maturities of long-term debt                 0.4             0.4
Long-term debt                                   1,336.7         1,336.7
                                                --------        --------
Total debt                                       1,343.6         1,343.3
Total shareholders' equity                       2,095.5         2,118.2
                                                --------        --------
Total capitalization                            $3,439.1        $3,461.5
                                                ========        ========

Total debt-to-total-capitalization ratio            39.1%           38.8%

Total debt                                      $1,343.6        $1,343.3
Less cash and cash equivalents                    (374.7)         (463.7)
                                                --------        --------
Net debt                                        $  968.9        $  879.6
                                                ========        ========
Total capitalization                            $3,439.1        $3,461.5
Less cash and cash equivalents                    (374.7)         (463.7)
                                                --------        --------
Total capitalization net of cash                $3,064.4        $2,997.8
                                                ========        ========

Net debt-to-total-capitalization ratio              31.6%           29.3%




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                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (PRELIMINARY)

                                                         Quarter Ended March 31,
                                                         -----------------------
                                                           2004        2003
                                                           ----        ----
                                                             (in millions)
Cash flows from operating activities:

   Net income                                            $ 77.7       $ 56.6
   Adjustments to reconcile to net cash provided by
   operating activities:
      Depreciation and amortization                        29.4         30.7
      Deferred income taxes                                15.6         31.8
      Restructuring charge payments                        (2.6)        (5.2)
      Changes in assets and liabilities:(1)
         Receivables                                      (43.2)        (3.2)
         Inventories                                      (14.3)       (48.4)
         Accounts payable and accrued liabilities         (18.6)        (1.3)
         Other assets and liabilities, net                 18.8        (71.3)
                                                         ------       ------
            Net cash provided by (used in)
                operating activities                       62.8        (10.3)
                                                         ------       ------
Cash flows from investing activities:
   Capital expenditures                                   (16.7)       (19.4)
   Cash paid for acquired businesses                      (10.1)          --
   Proceeds from sales of property,
     plant and equipment and other                          3.3          3.9
                                                         ------       ------
      Net cash used in investing activities               (23.5)       (15.5)
                                                         ------       ------
Cash flows from financing activities:
   Proceeds from issuances of debt                          1.0          0.3
   Repayments of debt                                      (0.8)      (166.7)
   Dividends                                              (32.9)       (32.1)
   Subsidiary purchase of parent shares                  (109.5)        (5.4)
   Activity under employee stock plans and other           12.2          0.4
                                                         ------       ------
      Net cash used in financing activities              (130.0)      (203.5)
                                                         ------       ------
Effect of exchange rate changes on
 cash and cash equivalents                                  1.7         (1.4)
                                                         ------       ------
Decrease in cash and cash equivalents                     (89.0)      (230.7)
Cash and cash equivalents, beginning of period            463.7        302.0
                                                         ------       ------
Cash and cash equivalents, end of period                 $374.7       $ 71.3
                                                         ======       ======


   (1) Net of the effects of translation

                          FREE CASH FLOW RECONCILIATION

                                                       Quarter Ended March 31,
                                                       -----------------------
                                                          2004        2003
                                                          ----        ----
                                                           (in millions)

Net cash provided by (used in) operating activities      $62.8       $(10.3)
Less capital expenditures                                (16.7)       (19.4)
Add proceeds from sales of property, plant
   and equipment and other                                 3.3          3.9
                                                         -----       ------
Free cash flow                                           $49.4       $(25.8)
                                                         =====       ======

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